Exhibit 35

SERVICER’S ANNUAL CERTIFICATION

CALIFORNIA REPUBLIC BANK

PURSUANT TO SECTION 4.10 OF THE SALE AND SERVICING AGREEMENT

This Servicer’s Annual Certification is delivered pursuant to a sale and servicing agreement dated as of December 1, 2014 (the “Sale and Servicing Agreement”) by and among, California Republic Auto Receivables Trust 2014-4, California Republic Funding, LLC, California Republic Bank, as Seller, Servicer, Administrator, Calculation Agent and Custodian (in such capacity, the “Servicer”), Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”) and CSC Logic, Inc. (the “Backup Servicer”). All capitalized terms used but not defined herein shall have the meaning assigned thereto in Appendix A to the Sale and Servicing Agreement.

The undersigned, a Responsible Officer of the Servicer, hereby certifies that:

1. A review of the activities of the Servicer and of the performance of its obligations under the Sale and Servicing Agreement during the period from January 1, 2015 to and including December 31, 2015 (the “Review Period”) was conducted under my supervision.

2. Based on my knowledge and such review, except as otherwise disclosed pursuant to paragraph 3 below, the Servicer has fulfilled its obligations under the Sale and Servicing Agreement during the applicable Review Period and there is no significant deficiency known by me with respect to the applicable Review Period which has not been disclosed herein.

3. Based on such review, to my knowledge, there has been no significant deficiency during the Review Period in the performance of the Servicer’s obligations under the provisions of the Sale and Servicing Agreement.

4. I have reviewed all distribution or servicing reports (the “Reports”) delivered by the Servicer in respect of periods included in the Review Period.

5. Based on my knowledge, the information in these Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the applicable Review Period.

6. Based on my knowledge, the distribution or servicing information required to be provided to the Owner Trustee, Indenture Trustee and each Rating Agency by the Servicer under the Sale and Servicing Agreement for inclusion in these Reports is included in these Reports.

7. I am responsible for reviewing the activities performed by the Servicer under the Sale and Servicing Agreement and based upon my knowledge and review, and except as disclosed in this certificate or otherwise in writing, the Servicer has fulfilled its obligations under the Sale and Servicing Agreement.

8. To my knowledge, the Servicer has provided all of the reports and certificates required under the Sale and Servicing Agreement to the parties to which such reports and certificates are required to be provided with respect to the applicable Review Period.

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IN WITNESS WHEREOF, the undersigned, in my capacity as specified below, has caused this certificate to be executed as of the date indicated below.

Dated: March 30, 2016	/s/ Mark K. Olson
Mark K. Olson EVP, Chief Financial Officer